Exhibit (a)(1)(B)

LETTER OF TRANSMITTAL

To Tender Options in Exchange for

New Options Under the
Novadigm, Inc. 1999 Nonstatutory Stock Option Plan
or the Novadigm, Inc. 2000 Stock Option Plan
Pursuant to the
Offer to Exchange Dated May 29, 2003

The Offer and Withdrawal Rights Expire at 12:00 Midnight, Eastern Time, on Monday, June 30, 2003,

Unless Novadigm Extends the Offer.

To:	Novadigm, Inc.
One International Blvd.
Mahwah, New Jersey 07495
Attn: Robert Rafferty, Vice President — Human Resources
	Telephone:	(201) 512-7918
	Facsimile:	(201) 512-1118

      Pursuant to the terms and subject to the conditions of the Offer to Exchange dated May 29, 2003 and this Letter of Transmittal, I hereby tender the following options (the “Tendered Options”) to purchase shares of common stock, par value $.001 per share (“Option Shares”), of Novadigm, Inc. (the “Company”) outstanding under the Company’s 1992 Stock Option Plan (“1992 Plan”), 1999 Nonstatutory Stock Option Plan (“1999 Plan”) or 2000 Stock Option Plan (“2000 Plan”) (to validly tender such options you must complete the following table according to Instructions 3 and 4 attached to this Letter of Transmittal and elect either Choice One or Choice Two below):

Number of Option Shares	Grant Date
Subject to Option to be	of Option	Exercise Price of
Tendered(1)(2)	to be Tendered	Option to be Tendered

(1)	List each option that you wish to tender, along with each option granted to you on or after November 29, 2002. See Instruction 4.

(2)	List each option on a separate line even if more than one option was issued on the same grant date.

Check only one of the following. Your election will apply to all options that you tender.

☐ Choice One:	I elect to receive, in exchange for each Tendered Option that the Company accepts for exchange pursuant to the Offer (as defined below), a new option (1) to purchase three- fourths (or 75%) of the number of Option Shares that is subject to such Tendered Option, rounded up to the nearest whole number, and (2) that has the same vesting schedule as such Tendered Option and is vested as to the same percentage of Option Shares as such Tendered Option, as if such Tendered Option had not been tendered.

☐ Choice Two:	I elect to receive, in exchange for each Tendered Option that the Company accepts for exchange pursuant to the Offer, a new option (1) to purchase the same number of Option Shares as is subject to such Tendered Option and (2) that vests based on a vesting schedule that is 18 months longer than such Tendered Option and that is vested on the date on which it is granted to the extent that it would have been vested if it had been vesting in accordance with the new vesting schedule from the grant date of such Tendered Option through the earlier of the grant date of such new option or the date such Tendered Option became (or would have become) fully vested.

In either case, the number of Option Shares subject to any new option will be adjusted for any stock splits, stock dividends and similar events that may occur between the date we accept the options tendered for exchange and the grant date of the new options.

      You must complete and sign the following exactly as your name appears on the option agreement or agreements evidencing the options listed above. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this Letter of Transmittal proper evidence of the authority of such person to act in such capacity. See Instructions 1 and 5.

Signature:

Name:

Capacity:

Tax ID/ SSN:

Date:

Address:

Telephone No.:

      Upon the terms and subject to the conditions set forth in the Offer to Exchange dated May 29, 2003 (as amended, the “Offer to Exchange”) and in this Letter of Transmittal (this “Letter” and, together with the Offer to Exchange, as they may be amended or supplemented from time to time, the “Offer”), I hereby tender to the Company the Tendered Options in exchange for new options to purchase the number of Option Shares determined in accordance with my election of Choice One or Choice Two on page 2 of this Letter (the “New Options”). Subject to, and effective upon, the Company’s acceptance for exchange of the Tendered Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to the Tendered Options.

      I hereby represent and warrant that I have full power and authority to tender the Tendered Options and that, when and to the extent the Tendered Options are accepted for exchange by the Company, the Tendered Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement), and the Tendered Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Tendered Options pursuant to the Offer.

      The name of the registered holder of the Tendered Options appears below exactly as it appears on the option agreement or agreements representing the Tendered Options. In the appropriate boxes of the table on page 1 of this Letter, I have listed for each Tendered Option the total number of Option Shares subject to the Tendered Option, the grant date of the Tendered Option and the exercise price.

      I understand and acknowledge that:

(1) If I choose to tender any option, I must tender, and will be deemed to have tendered, the whole option (no partial tender of options) and any options that I received on or after November 29, 2002.

(2) The Company will not issue any New Options exercisable for fractional shares. Instead, the Company will round up to the nearest whole number (e.g., if I elect Choice One and a Tendered Option that the Company accepts for exchange is exercisable for 450 shares, the Company will issue a New Option exercisable for 338 shares (450 × .75 = 337.5, rounded up to 338)).

(3) All Tendered Options properly tendered prior to 12:00 midnight, Eastern time, on June 30, 2003, or such later date to which the Company has extended the period of time the Offer will remain open (the “Expiration Date”), and not properly withdrawn that are accepted by us will be exchanged for New Options, upon the terms and subject to the conditions of the Offer, including the conditions described in Sections 1 and 6 of the Offer to Exchange

(4) Upon the Company’s acceptance of the Tendered Options for exchange, this Letter will constitute an amendment to the option agreement or agreements to which the Tendered Options are subject. The Company may grant New Options under the 1999 or 2000 Plan, in its sole discretion, regardless of the plan under which the Tendered Options were granted. The New Options will be non-qualified stock options, regardless of whether the Tendered Options were incentive stock options or non-qualified stock options. Each New Option will be subject to the terms and conditions of the 1999 or 2000 Plan, as applicable, and the terms of a new option agreement between the Company and me, a copy of which I will receive after the New Option is granted

(5) The New Options will not be granted until on or about the first business day that is at least six months and one day after the date the Company accepts for exchange and cancels the Tendered Options (the “Anticipated Grant Date”) and will have (a) an exercise price equal to the fair market value of the Company’s common stock on that grant date and (b) a vesting schedule determined in accordance with my election of Choice One or Choice Two on page 2 of this Letter

(6) I must be an employee of the Company or one of its subsidiaries from the date I tender the Tendered Options through the date the New Options are granted in order to receive the New Options, and, if for any reason I do not remain an employee, I will not receive any New Options or any other consideration for the Tendered Options

(7) If granting the New Options on the Anticipated Grant Date is prohibited by law or would violate the marketplace rules or listing requirements of the NASDAQ Stock Market or any similar rules or requirements to which the Company is subject, the Company will grant the New Options on the first business day on which the Company may do so lawfully and in compliance with such rules and requirements. If the Company cannot grant the New Options lawfully and in compliance with such rules and requirements within one year after the date on which the Tendered Options have been cancelled, the Company will no longer be obligated to grant the New Options

(8) By tendering the Tendered Options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions to this Letter, I accept the terms and conditions of the Offer. The Company’s acceptance for exchange of the Tendered Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer

(9) Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered Options, and in any such event, the Tendered Options delivered herewith but not accepted for exchange will be returned to me at the address indicated below

(10) All options that I choose not to tender for exchange or that are not accepted for exchange, assuming they are not required to be tendered for exchange and canceled in accordance with the “six month look-back” described in clause (1) above, will remain outstanding and retain their current exercise prices and vesting schedules

(11) The Company has advised me to consult with my own advisors as to the legal, tax and other consequences of participating or not participating in the Offer

(12) I have read, understand and agree to all of the terms and conditions of the Offer

      All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

      The Offer is not being made to (nor will Tendered Options be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

INSTRUCTIONS

THESE INSTRUCTIONS FORM PART OF

THE TERMS AND CONDITIONS OF THE OFFER

      1.     Delivery of Letter of Transmittal. This Letter, properly completed and duly executed, and any other documents required by this Letter, must be received by the Company at its address or facsimile number set forth on page 1 of this Letter on or before the Expiration Date. The Company will not accept any alternative or contingent tenders. By execution of this Letter, you waive any right to receive any notice of the acceptance of the Tendered Options, except as provided in the Offer to Exchange.

      Delivery of this Letter to an address other than as set forth on page 1 of this Letter or transmission via facsimile to a number other than as set forth on page 1 of this Letter will not constitute a valid delivery.

      The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. If you elect to deliver your documents by mail, the Company recommends that you use registered mail with return receipt requested and that you properly insure the documents. In all cases, you should allow sufficient time to ensure timely delivery.

      2.     Withdrawal of Tendered Options. Tenders of Tendered Options made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless the Company accepts the Tendered Options before 12:00 midnight, Eastern time, on Friday, July 25, 2003, you may withdraw the Tendered Options at any time after 12:00 midnight, Eastern time, on Friday, July 25, 2003. Because the Company is not accepting partial tender of an individual option grant, you may only withdraw a Tendered Option for all or none of the Option Shares subject to such Tendered Option. If you withdraw any Tendered Options that you received on or after November 29, 2002, you must withdraw all Tendered Options. To withdraw Tendered Options, you must deliver a written notice of withdrawal with the required information to the Company while you still have the right to withdraw the Tendered Options. Withdrawals may not be rescinded and any Tendered Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Tendered Options are properly re-tendered prior to the Expiration Date by following the procedures described above.

      3.     Inadequate Space. If the space provided in the table on page 1 of this Letter is inadequate, the information requested should be provided on a separate schedule attached to this Letter.

      4.     Tenders. If you intend to tender options pursuant the Offer, you must (1) complete the table on page 1 of this Letter by providing the number of Option Shares subject to each Tendered Option, the grant date of each Tendered Option and the exercise price of each Tendered Option and (2) elect either Choice One or Choice Two described on page 2 of this Letter. Your election of Choice One or Choice Two will be applicable to all Tendered Options. You may tender some, all or none of your options for exchange. However, if you tender any option, you must tender the full option and you must tender all options that you received on or after November 29, 2002. See Section 5 of the Offer to Exchange for a more detailed explanation of these requirements.

      5.     Signatures on this Letter of Transmittal. If this Letter is signed by the holder of the Tendered Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Tendered Options are subject, without alteration, enlargement or any change whatsoever. If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Letter.

      6.     Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter, may be directed to Robert Rafferty at the address given on page 1 of this Letter, at rrafferty@novadigm.com or at (201) 512-7918. The Company will promptly furnish copies at its expense.

      7.     Irregularities. All questions as to the number of Option Shares subject to Tendered Options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any Tendered Options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all Tendered Options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Tendered Options, and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of Tendered Options will be deemed to be properly made until all defects and irregularities have been waived or cured to the Company’s satisfaction. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

      8.     Important Tax Information. You should carefully review Sections 8 and 13 of the Offer to Exchange and, if you are a resident of France, Germany or the United Kingdom, Schedule B, C or D to the Offer to Exchange, as applicable, all of which contain important tax information.